EXHIBIT 15.1

Northeast Utilities

107 Selden Street

Berlin, CT 06037

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northeast Utilities and subsidiaries for the periods ended March 31, 2003 and 2002, as indicated in our report dated May 9, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 is being used in this Amendment No. 1 to Registration Statement No. 333-105273.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

May 27, 2003